CMA Multi-State Municipal Series Trust
Series Number: 10
File Number: 811-05011
CIK Number: 810598
CMA Michigan Money Market Fund
For the Period Ending: 03/31/2007

Pursuant to Exemptive Order No. IC-15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended March 31, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/09/2007	$7,100	MICHIGAN ST HSG DEV AUTH	3.600%	04/02/2007
10/02/2006	1,900	MICHIGAN ST HSG DEV	3.580	11/01/2006
10/02/2006	7,100	MICHIGAN ST HSG DEV	3.580	01/09/2007